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                                                                 Exhibit (d)(31)

                  INVESTMENT ADVISORY AGREEMENT FOR SUBADVISER

     AGREEMENT made as of the 31st day of October, 2003 by and among Sun Capital Advisers, Inc., a Delaware corporation (the "Investment Adviser"), Sun Capital Advisers Trust, a Delaware business trust (the "Trust"), on behalf of its series, SC Neuberger Berman Mid Cap Growth Fund (the "Fund"), and Neuberger Berman Management Inc., a New York corporation (the "Subadviser").

     WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Fund is a series of the Trust;

     WHEREAS, the Investment Adviser and the Subadviser are investment advisers registered under the Investment Advisers Act of 1940;

     WHEREAS, pursuant to the provisions of the Investment Advisory Agreement dated May 1, 2001 between the Investment Adviser and the Trust, on behalf of the Fund, the Investment Adviser may delegate any or all of its portfolio management responsibilities under that agreement to one or more subadvisers;

     WHEREAS, the Investment Adviser has selected the Subadviser to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below, and the Subadviser is willing to act as such sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the Investment Adviser, the Trust and the Subadviser agree as follows:

     1.   Investment Advisory and Management Services. The Investment
Adviser hereby appoints the Subadviser to serve as subadviser to the Fund and the Subadviser hereby accepts such appointment. Subject to the supervision of the Investment Adviser, Subadviser will regularly provide the Fund with investment advice and investment management services concerning the investments of the Fund. The Subadviser will determine what securities shall be purchased, held or sold by the Fund and what portion of the Fund's assets shall be held uninvested in cash and cash equivalents, subject always to the provisions of the Trust's Declaration of Trust and By-laws and the 1940 Act, and to the investment objectives, policies and restrictions applicable to the Fund (including, without limitation, the requirements of Subchapters L and M of the Internal Revenue Code of 1986, as amended) (the "Code"), as each of the same shall be from time to time in effect or set forth in the Fund's Prospectus and Statement of Additional Information, as well as any other investment guidelines or policies the Board of Trustees or the Investment Adviser may from time to time establish and deliver in writing to the Subadviser.

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     To carry out such determinations the Subadviser will exercise full discretion, subject to the preceding paragraph, and act for the Fund in the same manner and with the same force and effect as the Trust might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Notwithstanding the foregoing, the Subadviser shall, upon written instructions from the Investment Adviser, effect such portfolio transactions for the Fund as the Investment Adviser may from time to time direct. Such instructions will be given in reasonable circumstances, including, without limitation, any termination of this Agreement.

     The Subadviser will also make its officers and employees available to meet with the officers of the Investment Adviser and the Trust's officers and Trustees at least quarterly on due notice to review the investments and investment program of the Fund in the light of current and prospective economic and market conditions. From time to time as the Board of Trustees of the Trust or the Investment Adviser may reasonably request, the Subadviser will furnish to the Investment Adviser and Trust's officers and to each of its Trustees, at the Subadviser's expense, reports on portfolio transactions and reports on issues of securities held by the Fund, all in such detail as the Trust or the Investment Adviser may reasonably request.

     The Subadviser shall maintain all books and records required by Rule 31a-1 under the 1940 Act relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act. The Subadviser shall permit the Investment Adviser, the Fund's officers and its independent public accountants to inspect and audit such records at reasonable times during normal business hours upon due notice.

     If any occasion should arise in which the Subadviser gives any advice to its clients concerning the shares of the Fund, the Subadviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Subadviser's services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Subadviser may render investment advice, management and other services to others.

     2. Expenses. The Subadviser will bear its own costs of providing services hereunder. The Subadviser will not be responsible for expenses of the Investment Adviser or the Fund, including, but not limited to, the following: the Fund's legal, auditing and accounting expenses; expenses of maintenance of the Fund's books and records other than those required to be maintained by the Subadviser, including computation of the Fund's daily net asset value per share and dividends; interest, taxes, governmental fees and membership dues incurred by the Fund; fees of the Fund's custodian, transfer agent, registrar or other agents; expenses of preparing the Fund's share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable

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federal and state laws; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund investors (except that the Subadviser will be responsible for costs associated with supplements to such documents and all regulatory filing requirements necessitated by a change of control of the Subadviser or any change in the portfolio manager or managers assigned by the Subadviser to manage the Fund); cost of Fund stationery; costs of Trustee, shareholder and other meetings of the Trust or Fund (except that the Subadviser will be responsible for costs associated with any shareholder meeting, or any information statement prepared and distributed in lieu of a shareholder meeting, necessitated by a change of control of the Subadviser); traveling expenses of officers, trustees and employees of the Trust or Fund; fees of the Trust's trustees and salaries of any officers or employees of the Trust or Fund; and the Fund's pro rata portion of premiums on any fidelity bond and other insurance covering the Trust or Fund and their officers and trustees.

     3. Compensation of Subadviser. As compensation for all investment advisory and management services to be rendered hereunder, the Investment Adviser will pay the Subadviser an annual fee, computed daily and paid quarterly in arrears, which varies in accordance with the net asset value of the Fund. The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

ASSET LEVEL                                               FEE RATE
------------------------------------------------------------------
$0 to $100 million                                           0.500%
above $100 million to $250 million                           0.475%
above $250 million to $500 million                           0.450%
above $500 million to $750 million                           0.425%
above $750 million                                           0.400%

     For any period less than a full fiscal quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion, which such period bears to a full fiscal quarter. The Subadviser's fee shall be payable solely by the Investment Adviser. The Fund shall have no responsibility for such fee.

     For purposes hereof, the value of net assets of the Fund shall be computed in the manner specified in the Fund's Prospectus and Statement of Additional Information for the computation of the value of the net assets of the Fund in connection with the determination of net asset value of its shares. On any day that the net asset value determination is suspended as specified in the Fund's Prospectus, the net asset value for purposes of calculating the advisory fee shall be calculated as of the date last determined.

     4.   Obligations of the Investment Adviser.

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          a.  The Investment Adviser shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its responsibilities hereunder.

          b. The Investment Adviser has furnished the Subadviser a copy of the prospectus and statement of additional information of the Fund and agrees during the continuance of this Agreement to furnish the Subadviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Investment Adviser agrees to furnish the Subadviser with minutes of meetings of the Trustees of the Trust applicable to the Fund to the extent they may affect the duties of the Subadviser, and with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information which the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

     5.   Brokerage Transactions. Subject to the provisions of this
Section 5 and absent instructions from the Investment Adviser or the Trust, the Subadviser will have full discretionary authority to place orders for the purchase and sale of securities for the account of the Fund with such brokers or dealers as it may select. In the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times to seek for the Fund the most favorable execution and net price available. It is also understood, however, that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at higher commissions to the Fund than may result when allocating brokerage to other brokers solely on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to applicable laws and regulations and review by the Investment Adviser and the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with its services to other clients.

     On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. The Subadviser will report on such allocations at the request of the Investment Adviser, the Fund or the Trust's Board of

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Trustees, providing such information as the number of aggregated trades to which the Fund was a party, the broker(s) to whom such trades were directed and the basis of the allocation for the aggregated trades. Subject to the foregoing provisions of this Section 5 and at the direction of the Investment Adviser or the Trust, the Subadviser may also consider sales of Fund shares as a factor in the selection of brokers or dealers for a Fund's portfolio transactions.

     In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Subadviser nor any of its affiliated persons, will act as a principal or agent or receive directly or indirectly any compensation in connection with the purchase or sale of investment securities by the Fund, except as permitted by applicable law and with the express written consent of the Trust and the Investment Adviser.

     The Subadviser will advise the Fund's custodian and the Investment Adviser on a prompt basis of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased or sold, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer, and such other information as may be reasonably required.

     6. Standard of Care and Liability of Subadviser. The Subadviser will not be liable for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Subadviser, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such recommendation shall have been made and such other individual, firm, or corporation shall have been selected, with due care and in good faith; but nothing herein contained will be construed to protect the Subadviser against any liability to the Investment Adviser, the Fund or its shareholders by reason of:
(a) the Subadviser's causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Fund's prospectus or Statement of Additional Information or any written guidelines or instruction provided in writing by the Trust's Board of Trustees or the Investment Adviser, (b) the Subadviser's causing the Fund to fail to satisfy the diversification requirements of Section 817(h) of Subchapter L of the Code, or the diversification or source of income requirements of Subchapter M of the Code, or (c) the Subadviser's willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Subadviser shall not be liable to the Investment Adviser, the Fund or its shareholders for any losses that may be sustained as a result of delays in or inaccuracy of information about the Fund provided to the Subadviser by or on behalf of the Investment Adviser or the Fund's custodian.

     The Subadviser will indemnify and hold harmless the Investment Adviser, its affiliated persons and the Fund (collectively, the "Indemnified Persons") to the fullest

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extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by any Indemnified Person to the extent resulting, in whole or in part, from any of the Subadviser's acts or omissions specified in (a), (b) or (c) above, any breach of any duty or warranty hereunder of the Subadviser or any inaccuracy of any representation of the Subadviser made hereunder, provided, however, that nothing herein contained will provide indemnity to any Indemnified Person for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

     The Investment Adviser shall indemnify and hold harmless the Subadviser to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and attorneys fees incurred by the Subadviser to the extent resulting, in whole or in part, from (x) the Adviser's willful misfeasance, bad faith or gross negligence generally in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement and (y) any breach of any duty or warranty hereunder of the Investment Adviser or any inaccuracy of any representation of the Investment Adviser made hereunder, provided, however, that nothing herein contained will provide indemnity to the Subadviser for liability resulting from its own willful misfeasance, bad faith, or gross negligence in the performance of its duties or reckless disregard of such duties.

     Neither the Investment Adviser nor the Subadviser shall be obligated to make any indemnification payment in respect of any settlement as to which it has not been notified and consented, such consent not to be unreasonably withheld.

     7. Term and Termination. This Agreement shall remain in force until December 31, 2003 and from year to year thereafter, but only so long as such continuance, and the continuance of the Investment Adviser as investment adviser of the Fund, is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Subadviser or the Investment Adviser of the Fund, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, upon 60 days' written notice to the Subadviser, be terminated at any time without the payment of any penalty, (a) by the Fund, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or (b) by the Investment Adviser. This Agreement may, upon 120 days written notice to the Trust and the Investment Adviser, be terminated at any time, without payment of any penalty, by the Subadviser. This Agreement shall automatically terminate in the event of its assignment.

     8. Interpretation of Terms; Captions. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the 1940 Act (including

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specifically the definitions of "interested person," "affiliated person,"
"assignment," "control" and "vote of a majority of the outstanding voting securities"), shall be applied, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Captions used herein are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

     9. Registration Statement Information Concerning Subadviser. The Subadviser has reviewed the Registration Statement of the Trust, relating to the Fund as filed with the Securities and Exchange Commission and represents and warrants that with respect to disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such Registration Statement contains, on or after the effective date thereof, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser further represents and warrants that it is an investment adviser registered under the 1940 Act.

     10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent in conflict with U.S. federal law, in which event U.S. federal law will control.

     11. Entire Agreement; Amendments. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the Securities and Exchange Commission.

     12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     13. Independent Contractor. In the performance of the Subadviser's duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Fund or the Investment Adviser in any way or otherwise be deemed to be an agent of the Trust, the Fund or the Investment Adviser.

     14. Notices. Any notice under this Agreement shall be delivered, mailed or faxed to the addresses or fax numbers set forth below, as the case may be, or such other address or number as any party may specify in writing to the others:

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          If to the Trust or Fund:

               Sun Capital Advisers Trust
               One Sun Life Executive Park
               Wellesley, MA 02481
               Attn: James M. A. Anderson, President
               Tel:  (781) 446-1780
               Fax:  (781) 237-6309

          If to the Investment Adviser:

               Sun Capital Advisers, Inc.
               One Sun Life Executive Park
               Wellesley, MA 02481
               Attn: Maura A. Murphy, Senior VP, Chief Counsel & Secretary
               Tel:  (781) 446-1867
               Fax:  (781) 237-0707

          If to the Subadviser:

               Neuberger Berman Management Inc.
               605 Third Avenue, 2/nd/ Floor
               New York, NY 10158-0180            cc:
               Attn: Peter E. Sundman, President Ellen Metzger, General Counsel
               Tel:  (212) 476-8924                        (646) 497-4667
               Fax:  (212) 476-8937                        (646) 476-5781

If delivered, such notices shall be deemed given upon receipt by the other party or parties. If mailed, such notices shall be deemed given seven (7) days after being mailed. If faxed, notices shall be deemed given on the next business day after confirmed transmission to the correct fax number.

     15. Limitation of Liability. It is understood and expressly stipulated that neither the holders of shares of the Fund nor the Trustees shall be personally liable hereunder. All persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

     16. Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

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                                        SUN CAPITAL ADVISERS TRUST


                                        By:
                                           -------------------------------------
                                              Richard Gordon
                                        Its:  Vice President
                                            ------------------------------------


                                        SUN CAPITAL ADVISERS, INC.


                                        By:
                                           -------------------------------------
                                              Richard Gordon
                                        Its:  Senior  Vice President
                                            ------------------------------------

                                        By:
                                           -------------------------------------
                                              James F. Alban
                                        Its:  Senior V.P. & Chief Financial
                                              Officer
                                            ------------------------------------


                                        NEUBERGER BERMAN MANAGEMENT INC.


                                        By:
                                           -------------------------------------
                                              Peter E. Sundman
                                        Its:  President
                                            ------------------------------------